Exhibit 99.1

Orexigen® Therapeutics Announces Third Quarter 2008 Financial Results

— Management to host call and webcast today at 5:00 p.m. Eastern to discuss financial results and recent business highlights —

San Diego, CA, November 6, 2008 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity and other central nervous system-related disorders, today announced unaudited financial results for the three and nine months ended September 30, 2008.

Three Months Ended September 30, 2008

As of September 30, 2008, Orexigen held $52.5 million in cash and cash equivalents and an additional $47.6 million in investment securities, available-for-sale, for a total balance of $100.1 million. Orexigen holds primarily treasury-backed securities, money market funds and agency instruments guaranteed by the U.S. federal government. The Company’s exposure to corporate debt instruments is modest, and comprised exclusively of commercial paper rated at least A1+/P1, with average maturity less than 90 days. The Company does not have any auction rate securities on its balance sheet.

For the three months ended September 30, 2008, Orexigen reported a net loss of $24.8 million, or $0.72 per share attributable to common stockholders, as compared to a net loss of $14.5 million, or $0.54 per share attributable to common stockholders, for the comparable period in 2007.

Total operating expenses for the three months ended September 30, 2008 were $25.1 million compared to $15.6 million for the comparable period in 2007. The increased operating expenses were due primarily to an $8.6 million increase in research and development expenses in connection with the Company’s Contrave® Phase 3 clinical trials, related proprietary product formulation work and consulting activities, as well as an increase in salaries and personnel related costs. In addition, general and administrative expenses increased approximately $944,000 due primarily to increases in stock-based compensation expense, facilities expenses and costs related to consulting activities.

Nine Months Ended September 30, 2008

For the nine months ended September 30, 2008, Orexigen reported a net loss of $71.1 million, or $2.12 per share attributable to common stockholders, as compared to a net loss of $38.4 million, or $2.40 per share attributable to common stockholders, for the comparable period in 2007.

Total operating expenses for the nine months ended September 30, 2008 were $72.8 million compared to $40.6 million for the comparable period in 2007. The increased operating expenses were due primarily to a $28.5 million increase in research and development expenses in connection with the Company’s Contrave Phase 3 clinical trials, related proprietary product formulation work and consulting activities, as well as an increase in salaries and personnel related costs. In addition, general and administrative expenses increased by $3.6 million due primarily to increases in stock-based compensation expense, salaries and personnel related costs and facilities expenses.

“This has been a highly productive quarter for Orexigen,” said Gary Tollefson, M.D., Ph.D., President and CEO. “We completed enrollment in our ZB-202 Phase 2b clinical trial for Empatic™, initiated the Phase 2 proof-of-concept clinical trials for OREX-003 and OREX-004 and had a significant presence at the recent Annual Scientific Meeting of the Obesity Society, including reviewing important results from our lead obesity programs, Contrave and Empatic. We are eagerly awaiting data from our Contrave Phase 3 clinical trial, NB-302, and believe that we remain on track for an NDA filing for Contrave in late 2009.”

Recent Highlights

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Orexigen initiated the second Phase 2b clinical trial of Empatic in July and completed enrollment earlier this month, ahead of schedule. The trial is designed to build on the safety and efficacy results from the previous Phase 2b trial of Empatic, ZB-201, which demonstrated robust weight loss at 48 weeks and a discontinuation rate due to adverse events that was not significantly different than placebo. The Company expects the results of this the second Phase 2b clinical trial, ZB-202, to be available in the second quarter of 2009.

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Orexigen received a Notice of Allowance from the United States Patent and Trademark Office (USPTO) for what the Company refers to as the “Weber/Cowley methods patent” (U.S. patent application no. 11/356,839). Upon issuance, the patent will broadly cover methods of treating obesity with combinations of bupropion and naltrexone, the two active agents in Contrave, through mid 2024. It is a companion to the Weber/Cowley composition patent (U.S. 7,375,111) which was issued by the USPTO in May 2008, which covers SR compositions of bupropion and naltrexone combined in a single dosage form through March 2025. Upon issuance of the Weber/Cowley methods patent, Orexigen will have four patents that the Company believes will collectively provide broad protection of Contrave in the United States.

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The Company initiated clinical trials on both of its pipeline product candidates, OREX-003 and OREX-004. OREX-003 is a proprietary sustained release (SR) formulation of zonisamide plus olanzapine. The Phase 2a clinical trial, OZ-101, is designed to examine the effectiveness of OREX-003 in mitigating drug-associated weight gain and other metabolic consequences commonly experienced by patients taking atypical antipsychotic medications, as well as the potential enhancement of antipsychotic activity. OREX-004 is a proprietary SR formulation of naltrexone plus fluoxetine. The Phase 2a clinical trial, NF-101, is designed to examine the effectiveness of OREX-004 in reducing the symptoms of obsessive-compulsive disorder. Results for both trials are expected in the second half of 2009.

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In addition, the USPTO issued U.S. Patent No. 7,425,571 providing broad coverage of the use of zonisamide either alone or in combination with other drugs for the treatment of obesity through 2023. The USPTO has also issued U.S. Patent No. 7,429,580 which broadly covers zonisamide in combination with various marketed atypical antipsychotics through 2025. Orexigen has licensed both patents on an exclusive basis from Duke University.

The Company also made a number of important presentations of data at the recent Annual Scientific Meeting of the Obesity Society. These included the following:

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Presented data related to the impact on tolerability of naltrexone in an SR form, as compared to an earlier immediate release (IR) form. In two Phase 1 trials, Contrave utilizing the SR formulation of naltrexone successfully achieved key objectives (lowered naltrexone Cmax, increased Tmax, comparable AUC). Additionally, preliminary analysis of blinded data from nearly 4,000 patients participating in a series of four ongoing Phase 3 trials supports that the naltrexone SR formulation may be associated with tolerability advantages.

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Summarized the impact of Contrave in the NB-201 Phase 2b trial on various markers of metabolic and cardiovascular risk. This review demonstrated that Contrave made a positive impact on HDL cholesterol, insulin and fasting glucose, as well as waist circumference. In addition, among Contrave patients who completed 24 weeks of treatment, the proportion of subjects with metabolic syndrome decreased from 31% to 15%. More than 47 million Americans have metabolic syndrome, a condition associated with increased risk of diabetes and cardiovascular disease.

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Presented in oral and poster presentations data from the Phase 2b trial of Empatic, ZB-201. In this trial, Empatic demonstrated up to 15% reduction in body weight of healthy obese people who completed 48 weeks of treatment in the absence of diet and exercise. Moreover, early response tended to predict longer term weight loss among the majority of study completers. Patients on Empatic also demonstrated a significant improvement in quality of life scores relative to those treated with placebo.

Conference Call Today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the third quarter 2008 financial results and recent business highlights. The live call may be accessed by phone by calling (800) 860-2442 (domestic) or (412) 858-4600 (international). The webcast can be accessed live on the investor relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity and other central nervous system-related disorders. The Company’s lead combination product candidates targeted for obesity are Contrave, which is in Phase 3 clinical trials, and Empatic, which is in the later stages of Phase 2 clinical development. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss. Beyond obesity, Orexigen is developing drug combinations for use in schizophrenia and obsessive-compulsive disorder. Further information about the company can be found at http://www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the enrollment, timing, execution and completion of clinical trials of its product candidates, the timing of an NDA submission for Contrave, the potential to obtain regulatory approval for, and effectively treat the specified disorders with its product candidates, and the potential issuance of patents and the scope and duration of protection of issued patents relating to the Company’s product candidates. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the progress and timing of the Company’s clinical trials; the potential that earlier clinical trials may not be predictive of future results; the ability for its product candidates to receive regulatory approval on a timely basis or at all; the potential for adverse safety findings relating to its product candidates to delay or prevent regulatory approval or commercialization, or result in product liability claims; the ability of Orexigen and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidates; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen	Media
Graham Cooper	Liz Frank
(858) 875-8600	(212) 301-7216
Lori Rosen
(212) 301-7173

Orexigen Therapeutics, Inc.

(a development stage company)

Balance Sheets

(In thousands, except share and par value amounts)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,533	$28,967
Investment securities, available-for-sale	47,561	56,487
Prepaid expenses and other current assets	1,244	2,471

Total current assets	101,338	87,925
Property and equipment, net	2,138	924
Restricted cash	1,125	1,125
Other assets	831	1,346

Total assets	$105,432	$91,320

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$16,919	$8,454
Deferred revenue, current portion	88	88
Long-term debt, current portion	6,404	4,735

Total current liabilities	23,411	13,277
Deferred revenue, less current portion	1,080	1,147
Long-term debt, less current portion	6,095	11,072
Other long-term liabilities	1,430	941
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at September 30, 2008 and December 31, 2007; no shares issued and outstanding at September 30, 2008 and December 31, 2007	—	—
Common stock, $.001 par value, 100,000,000 shares authorized at September 30, 2008 and December 31, 2007; 34,423,322 and 26,982,601 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	34	27
Additional paid-in capital	251,375	171,571
Accumulated other comprehensive income	56	220
Deficit accumulated during the development stage	(178,049)	(106,935)

Total stockholders’ equity	73,416	64,883

Total liabilities and stockholders’ equity	$105,432	$91,320

Orexigen Therapeutics, Inc.

(a development stage company)

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from September 12, 2002 (Inception) to
	2008	2007	2008	2007	September 30, 2008
Revenues:
Collaborative agreement	$—	$—	$—	$—	$174
License revenue	22	22	66	66	331

Total revenues	22	22	66	66	505
Operating expenses:
Research and development	21,463	12,938	61,735	33,215	151,592
General and administrative	3,638	2,694	11,049	7,402	33,220

Total operating expenses	25,101	15,632	72,784	40,617	184,812

Loss from operations	(25,079)	(15,610)	(72,718)	(40,551)	(184,307)
Other income (expense):
Interest income	662	1,322	2,800	2,800	8,364
Interest expense	(370)	(260)	(1,196)	(596)	(2,106)

Total other income (expense)	292	1,062	1,604	2,204	6,258

Net loss	(24,787)	(14,548)	(71,114)	(38,347)	(178,049)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	(11)	(78)
Deemed dividend of beneficial conversion for Series C preferred stock	—	—	—	—	(13,860)

Net loss attributable to common stockholders	$(24,787)	$(14,548)	$(71,114)	$(38,358)	$(191,987)

Net loss per share attributable to common stockholders - basic and diluted	$(0.72)	$(0.54)	$(2.12)	$(2.40)

Shares used in computing net loss per share attributable to common stockholders – basic and diluted	34,355	26,905	33,539	16,003